Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-1A of Vitro Biopharma, Inc., a Nevada corporation, of our report dated September 27, 2021 with respect to our audit of the Fitore, Inc.’s financial statements as of December 31, 2020 and for the period from inception (October 1, 2020) to December 31, 2020. The audit was conducted in accordance with auditing standards generally accepted in the United States of America.

Further, we consent to being referred to as experts within the aforementioned Registration Statement on Form S-1A.

/s/ Haynie & Company

Salt Lake City, Utah

November 3, 2022